Exhibit 4.55

AMENDMENT NO. 5 TO SERIES 2009-1 SUPPLEMENT

THIS AMENDMENT NO. 5, dated as of July 16, 2010 (the “Amendment”), to the Agreement (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Series 2009-1 Supplement, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.               Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2.               Amendment to Agreement.  On the Effective Date (as defined in Section 4(b) of this Amendment), Section 205(d) of the Agreement is hereby amended and restated as follows:

“(d)         The Issuer may, by means of a letter delivered to the Administrative Agent and the Indenture Trustee (with a copy to each Interest Rate Hedge Counterparty) on not more than two (2) occasions after June 21, 2010 and prior to April 9, 2011, request that the aggregate Series 2009-1 Note Existing Commitments be increased by an aggregate amount not to exceed Seventy-Five Million Dollars ($75,000,000) (such that, after giving effect thereto, the aggregate Series 2009-1 Note Existing Commitments shall equal an amount of up to Four Hundred Million Dollars ($400,000,000)), by issuing additional Series 2009-1 Notes to one or more commercial banks, finance companies or other Persons (each an “Additional Series 2009-1 Noteholder”).  In addition, as a result of the issuance by an Affiliate of the Issuer of a series of term notes pursuant to a funding program similar to that contained in the Transaction Documents, which was effective as of June 28, 2010, the Series 2009-1 Existing Commitment of WFBNA is hereby reduced to an amount equal to One Hundred Fifty Million Dollars ($150,000,000).  Such reduction in the WFBNA commitment and outstandings shall be accomplished via a funding on July 20, 2010 by each Purchaser (other than WFBNA) to WFBNA (to an account designated by WFBNA) in an amount such that the aggregate outstanding Series 2009-1 Advances for each Purchaser (after giving effect to such Series 2009-1 Advances) shall be an amount equal to the product of (i) its Percentage (calculated based on an aggregate Purchase Limit of Three Hundred Twenty Five Million Dollars ($325,000,000)) and (ii) the then Aggregate Series 2009-1 Principal Balance.”

SECTION 3.               Representations and Warranties.  The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Agreement is true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

SECTION 4.               Effectiveness.

(a)           Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

(b)           This Amendment and the agreements set forth herein shall be effective upon execution and delivery hereof (the “Effective Date”) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)           After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Agreement, and (ii) each reference in the Agreement to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreement shall mean and be a reference to the Agreement as amended or modified hereby.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

SECTION 5.               Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Issuer, the Indenture Trustee and the Control Party, and be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

SECTION 7.               Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 8.               Entire Agreement.  This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Issuer

By:
Name:
Title:

Amendment 5 to Series 2009-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

Amendment 5 to Series 2009-1 Supplement